Exhibit (c)(1)

    Appraisal of value of TopCo Rollover Unit  16 May 2024  MariaDB

 Disclaimer  The information herein has been prepared by Lazard based upon information supplied by K1 or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by K1 with respect to the anticipated future performance of TopCo. We have relied upon the accuracy and completeness of the foregoing information and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the company, or any other entity, or concerning solvency or fair value of the company or any other entity. We have not had access to management of MariaDB or to recent forecasts prepared by MariaDB in connection with the preparation of these materials. At the direction of K1 we have utilized forecasts prepared by K1 for purposes of our analysis. With respect to financial forecasts, we have assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments utilized by us as to the future financial performance of TopCo. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided, however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. These materials are preliminary and summary in nature and do not include all of the information that the company should evaluate in considering a possible transaction. Lazard is acting exclusively as financial adviser to K1 and Bidco and no one else in connection with the transaction described herein and will not be responsible to anyone other than K1 and Bidco for providing the protections afforded to clients of Lazard nor for providing advice in relation to these materials or any other matters referred to in these materials or any other document or announcement issued or to be issued in connection with the Offer. Neither Lazard nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Lazard in connection with these materials or any other document or announcement issued or to be issued in connection with the Offer, any statement contained herein or therein, or otherwise.  2

 Executive Summary

 Situation Overview and Background  Lazard’s client is K1 Investment Management, LLC (“K1”), a US-based investment firm primarily focused on the technology sector with AUM of ~$15 billion  Lazard has been engaged by K1 on its take-private of MariaDB plc (“MariaDB” or “the Company”, NYSE: MRDB), a US-listed company domiciled in the US and Ireland (which therefore falls under the remit of the Irish Takeover Rules). The recommended cash offer has been made by Meridian BidCo LLC ("Bidco"), a newly formed affiliate of K1, as manager of K5 Private Investors, L.P. ("K5")  MariaDB provides database software solutions and managed services for Enterprise and SMB customers  The Company went public via SPAC (Angel Pond Holdings Corporation) in December 2022, but has struggled in the public market since then. As of February 15th, 2024, immediately prior to K1 announcing a R2.4 possible offer, MariaDB traded at ~$0.35 per share (vs. SPAC price of $10 / share)   On April 24th, 2024, K1 released a R2.7 Announcement (the “R2.7 Announcement”) to acquire MariaDB. K1’s offer to acquire to MariaDB is as follows:  $0.55 / share in cash for existing MariaDB shareholders (the “Cash Offer”), valuing the equity of MariaDB at ~$39.9 million; or  As an alternative, shareholders may elect to reinvest into Meridian TopCo LLC (“TopCo”) (the “Unlisted Unit Alternative”)  At the time of the R2.7 Announcement, K1 had received irrevocable undertakings to vote in favour of the offer / tender in to it in respect of 51.5% of the shareholder register  As part of the Offer Document, an “appropriate financial advisor” is required under R24.11 of the Irish Takeover Rules to provide an estimate of the value of the Unlisted Unit Alternative. The purpose of this paper is to assess the value the Unlisted Unit Alternative  The fully diluted share count of TopCo is ~265m shares per K1, representing an implied TopCo equity value of ~$145.7 million at a $0.55 issue price per share in TopCo  The fully diluted share count of TopCo and Implied TopCo equity value is higher than those of MariaDB owing to a series of adjustments by K1 to reflect their entry price including, amongst other things, primary cash injection and the purchase of the company debt at a premium following a bilateral negotiation with the debt holder  The Unlisted Unit Alternative allows current shareholders in MariaDB to reinvest in TopCo up to a total of 15% of the fully diluted equity value of TopCo  In the event the Unlisted Unit Alternative is oversubscribed, reinvesting shareholders will be given a pro-rata entitlement and any surplus will be settled in cash at $0.55 / share  In the event the Unlisted Unit Alternative is undersubscribed, those shareholders electing to reinvest will be able to acquire additional shares in TopCo at a price of $0.55 / share  Source: K1 Management, Offer Document, R2.7 Announcement   Executive Summary  4

 Valuation Overview  In appraising the valuation of TopCo we have utilised the following information:  K1 “Base Case” Model – comprising estimates for the years FY24E-FY29E for TopCo  We have not been provided with up to date forecasts prepared by management of MariaDB and, at the direction of K1, have utilized solely the K1 Operating Model for the purposes of our analysis  Additional Information from K1 Management – EV to equity bridge items per Appendix - (“TopCo Net Cash Bridge”), Tax Rate, Terminal Year Forecast, Depreciation Assumptions   Public Data Sources – FactSet, Mergermarket, Public Filings and the relevant sources for calculating WACC per slide 21 & 22  TopCo Capital Structure – K1 provided the fully diluted share count of TopCo and $ / share of the Unlisted Unit Alternative  We have inferred a valuation (as at the latest practicable date being 16th May, 2024) based on the following methodologies:  Comparable publicly traded companies – given the unique financial profile of MariaDB we derive a valuation range based on “Financially Relevant Peers” – software companies exhibiting low revenue growth and low EBITDA margins, similar to MariaDB’s current and near term forecast financial profile  We have considered “Operationally Relevant Peers” in the calculation of CAPM WACC as they are most comparable to the characteristics of TopCo based on the forecasts outlined in the K1 Operating Model – however they do not directly inform the valuation range on a multiples basis (as is the case for the aforementioned Financially Relevant Peers)  We have considered, but not included for our valuation purposes, “Reference Financial Peers” – companies demonstrating MariaDB’s future targeted financial profile in the event the K1 Operating Model is successfully executed  For the purposes of our comparable publicly traded companies we consider revenue multiples and gross profit multiples alone in light of the significant operational turnaround and related uncertainties surrounding the path to delivering EBITDA improvement in the K1 Operating Model and steady state profitability  Discounted cash flow analysis is utilised in our analysis based on the K1 Operating Model from FY24E onwards with appropriate sensitisation of WACC and TGR to derive our DCF implied valuation range  We have assessed a WACC range using the CAPM method to inform our valuation analysis. For reference only, we have also calculated a DCF using the target returns of a representative US-based technology focused investment firm   Executive Summary  5

 Valuation Overview –Continued  Based on the analysis above, we estimate a valuation for the Unlisted Unit Alternative in the range of $0.40 - $0.65 per share solely for the purposes of the Rule 24.11 letter  This value range does not include any illiquidity or non-transferability discount, or any discount associated with the governance rights attached to the Unlisted Unit Alternative or the other factors set out in our 24.11 letter  Attached to this document is a copy of the disclosure contained within the Offer Document summarising the Lazard valuation opinion and the Rule 24.11 letter, which should be read in conjunction with this document  This document and our 24.11 letter has been provided to the directors of TopCo solely for the purposes of Rule 24.11 of the Irish Takeover Rules and may not be used or relied upon for any other purpose whatsoever   Executive Summary  6

 Context Setting

CONTEXT SETTING

MariaDB at a Glance

Company History

- **MariaDB Corporation** was formed in April 2013, a result of the merger between SkySQL Corporation and Monty Program
- It exists as the **commercial operator of the MariaDB Enterprise Server** and is a sponsor and **member of the MariaDB Foundation**
- MariaDB listed on Nasdaq after **merging with Angel Pond Holdings Special Purpose Acquisition Corporation in Dec-22**
- MariaBD Corporation is dual-headquartered in **Redwood City, California** and **Dublin, Ireland**

Product Overview

- The MariaDB Server is a **general-purpose open-source relational database management system.** It's one of the most popular database servers in the world, with notable users including Wikipedia, WordPress.com and Google. MariaDB Server is released under the GPLv2 open-source license and is **guaranteed to remain open source**
- Enterprise customers choose MariaDB Enterprise Server (maintained by MariaDB Corporation) because of its open-source foundation, with **enhanced, enterprise reliability, stability and long-term support as well as greater operational efficiency** when it comes to managing large database deployments for business- and mission-critical applications
- Unlike legacy alternatives, MariaDB Server is **maintained by over 190,000 contributors** – external contributors stimulate new ideas for continual product enhancements

Recent Operational Re-Alignment

- In recent years, MariaDB corporation has conducted significant **R&D to develop further products.** These have **failed to reach commercial viability and have subsequently been discontinued**
- The strategic direction of MariaDB Corporation (pre-K1 offer) is to **once-again focus on their core provision of the MariaDB Enterprise Server**

Overview of Financial Profile (Sep FYE)[3]



Revenue Growth (%)
n.a
21.3%
21.6%
7.4%
7.2%
Adjusted EBITDA Margin (%)[4]
Operational re-alignment driving EBITDA improvement
(69.1%)
(102.5%)
(82.3%)
5.2%
6.6%
Total Revenue ($M)
(0.2%)
36.0
43.7
53.1
57.0
56.9
2021A
2022A
2023A
2024E (Mgmt.)[2]
2024E (K1)

Key Operational KPIs

85% FY24 Gross Revenue Retention	**90%** FY24 Subscriptions Revenue share
103% FY24 Net Revenue Retention	**12%** FY22-24 ARR CAGR[1]

Selected Clients

SAMSUNG, ingenico, DBS, servicenow, Red Hat

Source: MariaDB Company Website, MariaDB Company Filings, MariaDB Management Plan, K1 Operating Model

1 ARR is pro-forma for disposal of non-continuing product lines

2 MariaDB Management Forecasts as provided by K1

3 There may exist immaterial differences between the historical numbers shown and 10K filings since K1 use management numbers which exclude minor audit and presentational top side journals

4 FY21A – FY23A EBITDA margins are not adjusted – values are as reported EBITDA margins

LAZARD 8

 Source: FactSet as at 16-May-24, K1 Operating Model, R2.7 Announcement  Operationally Relevant Peers include: Snowflake, MongoDB, Dynatrace, Confluent, Progress Software, Couchbase  Financially Relevant Peers include: Amplitude, Walkme, PSI Software  Please refer TopCo Net Cash Bridge. NOSH assumes full subscription of the Unlisted Unit Alternative  TopCo Capitalisation and MariaDB Plc at NOSH of ~265m and PPS of $0.55 per R2.7 Announcement  L2Y Share Price Performance – Rebased to 100  Summary of TopCo Capitalisation(3)  19-Dec-22: MariaDB files 8-K confirming the merger with Angel Pond Holdings has completed. Concurrently, release of audited FY22 results show a c.86% increase in loss from operations of ($48.3m)  L2Y EV / NTM Revenue Multiple Evolution  https://d18rn0p25nwr6d.cloudfront.net/CIK-0001929589/6d8081c6-cca0-4c2e-9837-43106e8f0d09.pdf  48.4%   43.2%   (35.1%)  (94.9%)  (1)  (2)  (1)  TopCo Implied offer price per R2.7  $0.55  Class A TopCo Units (m)  225.1   Class B TopCo Rollover Units (m)  39.7   Total TopCo NOSH (m)  264.9   Implied TopCo Equity Value  145.7   (-) Cash and Cash-Like Items  (24.8)  Total Bridging Items  (1.1)  Implied Enterprise Value  144.6   Implied EV / FY24E (K1) Revenue  2.5x  Implied EV / FY25E (K1) Revenue  2.3x  (+) Debt & Debt-Like Items  23.7   10.0x  2.2x  All figures in USDm unless otherwise stated   Context Setting  (2)  May-24  9

 Forecast Analysis

 MariaDB is currently undergoing significant financial transition  Overview of MariaDB’s Historical Trading and FY24E Forecasts  ARR ($m)  Revenue ($m) / Revenue Growth (%)  Gross Profit ($m) / Gross Margin (%)  EBITDA ($m) / Adjusted EBITDA Margin (%)  22A  23A  24E  +11%  +13%  +2%  22A  23A  24E  +22%  +7%  0%  22A  23A  24E  (1%)  22A  23A  24E  Actual  MariaDB Mgmt. Forecast  K1 Operating Model  (102.5%)  (82.3%)  6.6%   7.2%   69.3%   75.1%   80.0%   78.7%   K1 FY24B rev is more conservative than management’s forecast  Material OPEX overspend in recent years in relation to adjacent products which have since been discontinued  105.7%   104.6%   102.6%   85.2%   83.7%   85.0%   GRR  NRR  4.1   3.8   Adjusted EBITDA(1)  Source: K1 Operating Model, MariaDB Management Forecasts (FY24E only)  Note: Historic numbers provided by K1 may have minor differences to reported actuals in 10k filings as K1 use management reporting which excludes minor audit and presentational “top-side” journals  1 K1 EBITDA adjustments relate to (1) public company related costs, (2) transaction related costs, (3) personnel related adjustments (4) provisions in relation to settlement of certain liabilities   Forecast Analysis  11

 K1 anticipate that FY24E will see a decline in revenue growth, attributable to the significant distraction to MariaDB management of the attempted takeover by Runa Capital and the fionancial difficulties of the company  Stable gross margin forecast across period  OPEX savings driven by savings in R&D and G&A forecast by K1 attributed to headcount optimization and simplification of go to market strategy  EBITDA adjustments relate to the following :  Public company related costs  Transaction related costs  Personnel related adjustments (to account for duplicative headcount and current convoluted operating model)  Provisions in relation to settlement of certain liabilities  Tax is assumed by K1 to be charged at 21%(1)  Capex per K1 assumptions, D&A taken as 100% of Capex based on figures per MariaDB FY23A 10-K filing implying maintenance Capex levels  Change in WC generates strong FCF for the business given the 1-year + advance subscriptions model. This contributes to the strong FCF conversion of the business  K1 Operating Model for TopCo  Commentary  K1 Operating Model  Financials in USDm,   unless otherwise stated  CAGR (%)  3  4  5  6  7  Source: K1 Operating Model  1 Based on fact TopCo will be Delaware domiciled, confirmed by K1 Management  24E  Revenue  56.9   Growth  25E  26E  27E  28E  29E  22-23  24-29  64.2   73.6   84.5   97.2   113.9   21.6%  14.9%  12.8%   14.6%   14.8%   15.1%   17.2%   COGS  (11.4)  (12.7)  (14.4)  (16.5)  (19.0)  (22.3)  (1.6%)  14.3%  Gross Profit  45.5   51.5   59.2   68.0   78.2   91.7   31.8%  15.0%  Margin (%)  80.0%   80.3%   80.5%   80.5%   80.5%   80.5%   R&D  (19.2)  (13.3)  (12.8)  (14.7)  (16.5)  (18.8)  0.0%  (0.4%)  S&M  (16.1)  (17.2)  (20.3)  (22.4)  (25.8)  (30.2)  0.2%  13.5%  G&A  (21.6)  (15.1)  (16.2)  (16.9)  (18.5)  (19.8)  58.8%  (1.7%)  Total OPEX  (56.9)  (45.5)  (49.4)  (54.0)  (60.8)  (68.9)  11.4%  3.9%  Margin (%)  (20.0%)  9.4%   13.4%   16.6%   17.9%   20.0%   Adjustments  15.1   0.0   --  --  --  --  Margin (%)  6.6%   9.5%   13.4%   16.6%   17.9%   20.0%   EBIT  3.2   5.7   9.3   13.4   16.7   22.1   (1.5%)  47.5%  % Margin  5.6%   8.8%   12.7%   15.9%   17.2%   19.4%   % Tax on EBIT  21.0%   21.0%   21.0%   21.0%   21.0%   21.0%   NOPAT  2.5   4.5   7.4   10.6   13.2   17.5   (1.5%)  47.5%  (+) D&A  0.6   0.4   0.5   0.6   0.7   0.7   101%  4%  (-) Capex  (0.6)  (0.4)  (0.5)  (0.6)  (0.7)  (0.7)  n.m.  4%  (+ / -) Δ in WC  2.9   4.2   5.4   6.7   7.9   10.3   n.m.  29%  UFCF  5.4   8.7   12.8   17.3   21.1   27.7   (2.4%)  38.8%  % Conversion  144%   143%   130%   123%   121%   122%   -- 0  7.2%   Unadjusted EBITDA  (11.4)  6.0   9.8   14.0   17.4   22.8   (2.4%)  (214.9%)  Adjusted EBITDA  3.8   6.1   9.8   14.0   17.4   22.8   (2.4%)  43.5%  D&A  (0.6)  (0.4)  (0.5)  (0.6)  (0.7)  (0.7)  100.5%  3.8%  (-) Tax on EBIT  (0.7)  (1.2)  (2.0)  (2.8)  (3.5)  (4.6)  n.m.  47.5%  2  3  4  1  5  6  7  2  1  0%  0%  0%  0%  0%  0%  0%  0%  0%  0%  0%  0%  0%  0%  --0  --0   Forecast Analysis  12

FORECAST ANALYSIS

Latest MariaDB Results Summary

In MariaDB's latest two quarterly results, financial performance has improved, with evidence of increased cost discipline making an immediate impact to bottom line and improving profitability vs Q1

Latest Quarterly Disclosed Financial Performance[1]

	Financials in USDm, unless otherwise stated	Q1 - Dec-23	Q2 - Mar-24	Δ ($)	Δ (%)
	Subscription revenue	12.3	12.2	**(0.1)**	**(0.6%)**
	Services revenue	1.3	1.4	**0.0**	**3.1%**
1	**Total Revenue**	**13.6**	**13.6**	**0.0**	**(0.2%)**
	Total Revenue Growth YoY (%)	*7.4%*	*5.6%*		
	Cost of Sales	(2.9)	(2.7)	**+0.1**	**(3.8%)**
2	**Gross Profit**	**10.8**	**10.8**	**+0.1**	**0.8%**
	Gross Profit Margin (%)	*79.0%*	*79.8%*		
3	Research & Development	(5.3)	(3.9)	1.4	(26.9%)
	Sales & Marketing	(4.2)	(4.4)	(0.2)	4.3%
4	General & Administrative	(4.9)	(3.6)	1.3	(25.6%)
	Restructuring & Other	(1.8)	(0.6)	1.2	(66.8%)
	Total Operating Expense	**(16.3)**	**(12.6)**	**3.7**	**(22.9%)**
5	**Operating Profit (Loss)**	**(5.5)**	**(1.7)**	**3.8**	**(69.0%)**
	Operating Profit (Loss) Margin (%)	*(40.6%)*	*(12.6%)*		

Commentary

1. Q1 saw a strong level of revenue growth, and both service and subscription revenue quantum was maintained into Q2 – albeit c.$(0.1m) lower on subscriptions
2. Gross Profit % was broadly unchanged
3. Research and Development costs decreased from Q1 to Q2 (26.9%)
4. General and Administrative costs decreased from Q1 to Q2 (25.6%)
5. The overall effect of OPEX rationalization has been a 69% decrease in operating losses with the company now approaching "breakeven" for the quarter

LAZARD

Source: MariaDB Public filings
1 Per 10-Q filings

13

 Valuation Analysis

VALUATION ANALYSIS

Analysis Based on the K1 Operating Model Suggests a Value per TopCo Rollover Unit of Between $0.40 – $0.65 Per Share

Lazard Assessed Valuation Range: $0.40-$0.65

		Implied Value per TopCo Rollover Unit ($)[1]	EV ($m)[1]	Implied multiples: EV / FY24E Revenue	Implied multiples: EV / FY25E Revenue	Commentary
Trading Comparables *(Based on Financially Relevant Peers Only)*	EV / Revenue FY24E	0.41 – 0.63	108 - 165	1.9x - 2.9x	1.7x - 2.6x	• Financially relevant peers: Amplitude, WalkMe, PSI Software • FY24E / FY25E revenue taken from K1 Operating Model • Lower and upper quartiles of EV / Revenue used to derive range (1.9x-2.9x FY24E, 1.7x-2.7x FY25E)
	EV / Revenue FY25E	0.42 – 0.66	109 - 173	1.9x - 3.0x	1.7x - 2.7x	
	EV / Gross Profit FY24E	0.38 – 0.62	100 - 164	1.8x - 2.9x	1.6x - 2.6x	• Financially relevant peers: Amplitude, WalkMe, PSI Software • FY24E / FY25E gross profit taken from K1 Operating Model • Lower and upper quartiles of EV / Gross Profit used to derive range (2.2x-3.6x FY24E, 2.0x-3.3x FY25E)
	EV / Gross Profit FY25E	0.39 – 0.65	103 - 170	1.8x - 3.0x	1.6x - 2.6x	
DCF	K1 Operating Model CAPM WACC	0.46 – 0.60	121 - 157	2.1x - 2.8x	1.9x - 2.4x	• WACC of 16.1%; TGR of 2.0%; both sensitized by + / - 1.0% • Operational assumptions based on K1 Operating Model
	K1 Operating Model PE Return Hurdle WACC (Reference Only)	0.22 – 0.30	58 - 77	0.9x - 1.2x	1.0x - 1.4x	• WACC of 25-30% based in line with US tech focused PE and growth funds[2] • TGR of 2.0% sensitized by + / - 1.0% • Operational assumptions based on K1 Operating Model

Shown for reference, no impact on valuation

We have not applied an illiquidity, transferability or governance discount to this valuation.

LAZARD

Source: FactSet as at 16-May-24, K1 Operating Model, TopCo Net Cash Bridge
1 Based on NOSH of ~265m and bridging items of $1.1m – as per K1 Management. *Please refer to Appendix for further detail*
2 *Illustrative* fund target returns. US tech focused growth, venture and buyout funds considered, fund size between $150m and $3.5Bn

15

VALUATION ANALYSIS

Overview of Methodology for Selection of Public Company Comparables

K1 is expecting to drive material operational improvements in MariaDB in the future. Therefore, public comparables have been considered reflecting the stages of MariaDB's lifecycle. The valuation is based on "Financially Relevant Peers" – software companies exhibiting low revenue growth and low EBITDA margins, similar to MariaDB's current and near term forecast financial profile

Public Comparables Considerations	Basis for Selection	Approach to Selection	Selected Comparable Peers	
MariaDB's Current Financial Condition *(Relevant to trading comps Range)*	• MariaDB has delivered **significant operating losses historically** driving the company to the position of near insolvency and generating significant operational challenges • **Near term growth has been impacted** by these challenges	• Screen for enterprise software businesses with predominantly SaaS revenue that **are currently suffering from lower growth or lower margins than respective peers** • Criteria for inclusion are: FY23A – FY25E revenue CAGR <10% (but must be strictly positive growth); and FY24E EBITDA margin <10% (does not need to be positive)	Amplitude, PSI, walkme	**Financially Relevant**
Near Term Forecast Capturing K1 Operational Improvements	• K1's IC approved Operating Model, reflects **operational turnaround** • The financial **profile of the business is forecast to evolve** from its current loss-making position to making a moderate profit • <u>**Peers not included in valuation methodology given early-stage nature of MariaDB**</u>	• Screen for enterprise software / technology businesses that are currently delivering **high rates of revenue growth and have delivered consistent EBITDA margins** – albeit not necessarily mature / steady state margins • Criteria for inclusion are: FY23A – FY25E revenue CAGR >10%; and FY24E EBITDA margin above c.15% (and not above 30%)	docebo, ESKER, idox, upwork, pagerduty	**For Reference Only**
Forecast Operational Potential *(Relevant for CAPM WACC Build)*	• MariaDB operates within a sub-sector of Cloud Infrastructure / Software-as-a-Service providers offering enterprise database management across hybrid cloud environments • The end-market use cases for these services has grown rapidly over the last 5-10 years. As a result, listed **companies in the space have performed very well**	• In many cases, enterprise cloud application and data management businesses have delivered FY23A – FY25E revenue CAGR more than 20% • EBITDA margin profiles are less consistent but in some instances margin profiles already exceed 25%	CONFLUENT, Couchbase, dynatrace, mongoDB, Progress, snowflake	**Operationally Relevant**

Shown for reference – not factored into trading comps valuation range on page 15

Source: K1 Operating Model, FactSet as at 16-May-24

LAZARD 16

 Discounted Cash Flow Analysis  Key Financials  Key Assumptions  Valuation as of 16-May-24 (the last practicable date)  All forecast financials (FY24E – FY29E) are K1 operating assumptions(2)  Terminal year growth assumed to be equal to TGR reflecting long-run GDP growth rates for USA  21% effective tax rate (US corporate income tax rate) per K1 Management  Mid-point of respective WACC (CAPM) used for analysis. TGR of 2.0%; mid-year convention adopted  10% discount is applied to TV to reflect dilutive effect of MIP in line with market practice / K1 illustrative guidance  NPV Valuation (USDm)(4)  Value of Share in TopCo (USD): CAPM WACC vs. TGR  15.10%   1.00%   0.54  1.50%   0.55  15.60%   16.10%   16.60%   17.10%   0.52  0.50  0.48  0.46  0.53  0.51  0.49  0.47  2.00%   0.57  0.54  0.52  0.50  0.48  2.50%   0.58  0.56  0.53  0.51  0.49  3.00%   0.60  0.57  0.55  0.52  0.50  WACC  TGR  WACC  TGR  25.00%   1.00%   0.28   1.50%   0.29   26.25%   27.50%   28.75%   30.00%   0.27   0.25   0.24   0.22   0.27   0.25   0.24   0.23   2.00%   0.29   0.27   0.26   0.24   0.23   2.50%   0.29   0.27   0.26   0.24   0.23   3.00%   0.30   0.28   0.26   0.24   0.23   Actuals(5)  Revenue  25E  26E  27E  28E  29E  Terminal Year  64.2   73.6   84.5   97.2   113.9   116.2   Adj. EBITDA  6.0   9.8   14.0   17.4   22.8   23.3   % Margin  9.4%   13.4%   16.6%   17.9%   20.0%   20.0%   D&A  (0.4)  (0.5)  (0.6)  (0.7)  (0.7)  (0.8)  EBIT  5.6   9.3   13.4   16.7   22.1   22.5   % Margin  8.8%   12.7%   15.9%   17.2%   19.4%   19.3%   (3.5)  (4.6)  (4.7)  (21.0%)  (21.0%)  (21.0%)  10.6   13.2   17.5   17.8   (+) D&A  0.4   0.5   0.6   0.7   0.7   0.8   (-) Capex  (0.4)  (0.5)  (0.6)  (0.7)  (0.7)  (0.8)  (+ / -) Δ in WC  4.2   5.4   6.7   7.9   10.3   12.0   UFCF  8.7   12.8   17.3   21.1   27.7   29.7   NOPAT  4.4   7.4   WACC  TGR  CAPM WACC  16.1%   2.0%   NPV of Cash Flows  51.3   NPV of TV  85.0   Net Cash  1.1   Equity Value  137.5   15%   15%   15%   17%   2%   % Growth  (-) Tax on EBIT  % Tax on EBIT  (1.2)  (2.0)  (2.8)  (21.0%)  (21.0%)  (21.0%)  13%   Financials in   USDm, unless otherwise stated  2.0%   38.1   21A  22A  23A  24B  36.0   43.7   53.1   56.9   0%   21%   22%   7%   (24.9)  (44.8)  (43.7)  (11.4)  (69.1%)  (102.5%)  (82.3%)  (20.0%)  --  (0.4)  (0.8)  (0.6)  (24.9)  (45.2)  (44.5)  (12.0)  (69.1%)  (103.4%)  (83.8%)  (21.0%)  --  --  --  2.5   n.a  n.a  n.a  (21.0%)  (24.9)  (45.2)  (44.5)  (9.4)  --  0.4   0.8   0.6   --  --  --  (0.6)  --  --  --  2.9   (24.9)  (44.8)  (43.7)  (6.6)  K1 Operating Model(1)  Source: MariaDB Company Filings, K1 Operating Model  K1 Operating Model provided by K1  Please see section: Forecast Analysis for further detail  Please see page 21/22 for further detail on CAPM WACC build  1   0.26   Implied Price / Share  0.52   NOSH of ~265m in TopCo per K1 Management  No information available on pre-2024 pro-forma adjustments so EBITDA is “Unadjusted” in effect  Please refer to TopCo Net Cash Bridge  (6)   Valuation Analysis  Value of Share in TopCo (USD): PE Return Hurdle WACC vs. TGR  PE WACC  27.5%   28.4   1.1   67.6   0.26   Enterprise Value  136.4   66.5   Shown for reference,   no impact on valuation  17  (3)

 Appendix

 Significant expansion in “Enterprise” accounts to date – which now constitute 64% of latest customer base by value   Customer Cohort Analysis  ARR by Customer Type ($m)  ARR by Account Size ($m)  ACV by Customer Type ($k)  ACV by Account Size ($k)  17.3%  10.2%  8.9%  62.3%  Apr-21 – Apr-24 CAGR  27.2%  24.2%  21.8%  (0.6%)  Apr-21 – Apr-24 CAGR  13.3%  (0.7%)  11.3%  7.7%  Apr-21 – Apr-24 CAGR  21.0%  11.7%  16.7%  (10.0%)  Apr-21 – Apr-24 CAGR  Source: Provided by K1 Management   Appendix  19

APPENDIX

DCF Tornado Chart

	Variable	Description	Sensitivity	Downside Scenario	K1 Operating Model Value / Share in TopCo of $0.52 [1]		Upside Scenario
DCF	CAPM WACC	Impact of varying the weighted average cost of capital applied to cash flows of the DCF	+/- **0.50%**	0.50	(0.02)	0.02	0.54
	TGR	Impact of varying the assumed terminal rate of growth used to calculate the terminal value	+/- **0.50%**	0.51	(0.01)	0.01	0.53
Operational	Rev Growth	Impact of varying the revenue growth YoY vs the plan by the sensitivity amount for the DCF period	+/- **2.50%**	0.47	(0.05)	0.06	0.57
	Gross Margin	Impact of varying Gross Margin by the sensitivity amount YoY vs the K1 plan for the period	+/- **2.50%**	0.47	(0.05)	0.05	0.57
	OPEX	Impact of varying operating costs as a % of Sales YoY vs the K1 plan for the period	+/- **5.00%**	0.43	(0.09)	0.09	0.61

LAZARD

Source: K1 Operating Model page

1 $0.52 is the mid-point of the CAPM WACC DCF Analysis. Please see 17 for further detail

20

APPENDIX

CAPM Suggests WACC of **16.1%**

Operationally Relevant Peers

(A) Selected Peers	Mkt. Cap (USDm)	Tax Rate	Ungeared Factor	Raw Barra Beta	Unlevered Barra Beta
Snowflake	63,076	21.0%	100.0%	1.81	1.81
MongoDB	30,589	21.0%	97.1%	1.92	1.86
Dynatrace	15,001	21.0%	100.0%	1.26	1.26
Confluent	11,551	21.0%	93.1%	2.09	1.95
Progress Software	2,384	21.0%	81.4%	0.93	0.76
Couchbase	1,561	21.0%	100.0%	1.64	1.64
25th Percentile					**1.36**
Median					**1.72**
75th Percentile					**1.85**

WACC Calculation	Low Case	Central Case	High Case
(B) Equity Risk Premium[1]	5.5%	7.2%	7.2%
Target Capital Structure[2]	0.0%	0.0%	0.0%
Tax rate[4]	21.0%	21.0%	21.0%
(C) Unlevered Beta	1.36	1.72	1.85
Re-levered beta	1.36	1.72	1.85
Adjusted Equity Risk Premium	**7.5%**	**12.4%**	**13.3%**
(D) Add: Country-weighted risk-free rate[3]	3.7%	3.7%	3.7%
Cost of Equity	**11.2%**	**16.1%**	**17.0%**
Pre-Tax Cost of Debt[2]	**n.a**	**n.a**	**n.a**
Tax Rate[4]	21.0%	21.0%	21.0%
Post-Tax Cost of Debt	**n.a**	**n.a**	**n.a**
Weighted Average Cost of Capital	**11.2%**	**16.1%**	**17.0%**

(A) *Operationally relevant peers have been considered in the calculation of WACC as they are more comparable to the characteristics of TopCo based on the forecasts outlined in the K1 Operating Model*

(B) *Equity market risk premia (ERP) are taken from Kroll Valuation Handbook. The lower value, is the Kroll "recommended" ERP (5.5%) – used in the low sensitivity case. The higher value is the Kroll "Historical long-term" ERP (7.2%) – used in both the high and central sensitivity cases*

(C) *Unlevered betas are sensitised from the 25th percentile of operationally relevant peers (low case) through to the 75th percentile (high case); with the central case taking the median of the peers. K1 plans to equitise the debt they currently own in MariaDB and therefore the levering factor is 1.0 (meaning levered beta is equivalent to unlevered beta)*

(D) *A country weighted risk-free rate is calculated using the spot rate on the 10-year government bonds for each of the top-15 countries by revenue share for MariaDB in FY23A (please see page 22 for further detail)*

Source: FactSet as at 16-May-24, Kroll Valuation Handbook (2024), MSCI Barra Predicted World Beta (as at 30-Apr-24), PwC Tax Summaries, Company Filings

1 Historical Long-term equity risk premium of 7.17% taken as high and central case, sourced from Kroll (as at 12-Dec-23) calculated as large company stock total returns minus long-term government bond income returns. Low Case of 5.5% refers to Kroll "recommended" equity risk premium (as at 28-Feb-24)

2 K1 plans to equitise the debt they currently own on closing, therefore the cost of debt for TopCo is n.a. and the target capital structure is 100% equity; 0% Debt

3 Represents spot rate (as at 16-May-24) for 10-Year government bond yields weighted by FY23A revenue exposure

4 USA corporate income tax rate

LAZARD

21

APPENDIX

Country Weighted Risk-Free Rate Analysis

The below table summarises the calculation of a country-weighted risk-free rate which is used in the calculation of WACC on page 21

Country	Revenue (USDm)	Revenue Share as % of Top 15 Countries[1]	Country RfR	Weighted RfR
United States	21.9	45.4%	4.4%	2.0%
Singapore	4.7	9.7%	3.3%	0.3%
Germany	4.0	8.4%	2.4%	0.2%
Finland	3.4	7.1%	3.3%	0.2%
United Kingdom	2.3	4.8%	4.1%	0.2%
France	2.1	4.3%	2.9%	0.1%
Sweden	2.0	4.1%	2.3%	0.1%
Canada	1.6	3.3%	3.6%	0.1%
Korea (the Republic of)	1.5	3.2%	3.3%	0.1%
Spain	0.9	1.8%	3.2%	0.1%
Italy	0.8	1.7%	3.7%	0.1%
India	0.8	1.7%	7.1%	0.1%
Belgium	0.8	1.6%	3.0%	0.0%
Netherlands	0.7	1.5%	2.7%	0.0%
Luxembourg	0.6	1.3%	2.8%[2]	0.0%
Country-Weighted Risk-Free Rate		**100.0%**		**3.7%**

LAZARD

Source: MariaDB Revenue by Customer for Fiscal Year 2023 (provided by K1 Management), FactSet as at 16-May-24, Federal Reserve Bank of St Louis
Note: All country RfR relate to spot 10-year yields as at 16-May-24. Weighted RfR calculated as country RfR * country share of revenue
1 Country weighting conducted over the top-15 countries by revenue which constitute 90.7% of total FY23A revenue
2 Luxembourg 10-year government bond yield sourced from Federal Reserve Bank of St Louis on 16-May-24

22

TopCo Net Cash Bridge ($m)  (+) Current Cash as at 31/03/24  0.3  (-) Cubewerx Loan  3.4  (-) Google Cloud Liability  3.6  (-) Tax Liabilities  2.1  (-) Value of Warrant Liability Outstanding  7.5  (-) Legal Liability  6.8  (-) Professional Fees to be Settled By Bidco & Other Accruals  23.0  Primary Cash Injection  Assumed Net Cash  Source: K1 Management  Confirmed by K1 Management  Represents capitalization of FY24E and FY25E EBITDA adjustments to the extent not captured elsewhere (as advised by K1)  To be injected by K1 concurrently with close  Payment in light of failure to meet required usage  Per summons and complaint legal document  Expected maximum potential value of liability to cancel / settle warrants(1)  (2)   Appendix  Net cash position  23